Exhibit 4.1

WARRANT EXTENSION AGREEMENT

Kandi Technologies Group, Inc., a Delaware corporation (the “Company”), does hereby acknowledge and agree, with respect to the outstanding warrant dated _____________ registered in the name of ________________ to purchase _________ shares of the Common Stock, par value $0.001 per share, of the Company (Warrant No. ____________) (the “Warrant”), that the date by which the Warrant must be exercised has been extended from _________________ until _________________, and does hereby represent that such extension of the exercise period of the Warrant has been duly authorized by the Board of Directors of the Company. Except as specifically set forth herein, the Warrant and all provisions thereof shall remain in full force and effect.

In consideration for the extension of the exercise period of the Warrant, ____________, on behalf of itself and its permitted assigns of the Warrant, forfeits all rights to compensation or other damages, and to file lawsuits or other claims against the Company, regarding or arising out of the late notice of the adjustment of exercise price of the Warrant issued by the Company on July 27, 2015.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the ___ day of August, 2015.

KANDI TECHNOLOGIES GROUP, INC.

By: ____________________________
Name:    Hu Xiaoming
Title:      Chief Executive Officer

Acknowledged and Agreed to as of
this ___ day of August, 2015 by:

By: ____________________________
Name:
Title:    Authorized Signatory